UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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NORTHEAST BANCORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 24, 2011

Dear Northeast Bancorp Shareholders:

You are cordially invited to attend the 2011 annual meeting of shareholders of Northeast Bancorp. The annual meeting will be held on Friday, November 18, 2011 at 10:00 a.m., Eastern Time, at the offices of Goodwin Procter LLP located at Exchange Place, 53 State Street, Boston, Massachusetts 02109.

The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Northeast Bancorp by voting on the matters described in the proxy statement. Following the formal portion of the meeting, we will report on the operations of our company and our directors and management team will be available to answer appropriate questions from shareholders.

Your vote is important. We hope that you will be able to attend the meeting. Whether or not you plan to attend the meeting, please vote as soon as possible. Instructions on how to vote are contained in the proxy statement.

Thank you for your continued support of Northeast Bancorp.

Sincerely,

Richard Wayne

President and Chief Executive Officer

NORTHEAST BANCORP

500 Canal Street

Lewiston, Maine 04240

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 18, 2011

The 2011 annual meeting of shareholders of Northeast Bancorp will be held on Friday, November 18, 2011 at 10:00 a.m., Eastern Time, at the offices of Goodwin Procter LLP located at Exchange Place, 53 State Street, Boston, Massachusetts 02109, for the following purposes:

1.	To elect the three nominees named in the proxy statement as Class I directors, each to serve for a three-year term and until their respective successors are duly elected and qualified.

2.	To hold an advisory, non-binding vote on named executive officer compensation.

3.	To ratify the appointment of Shatswell, MacLeod & Company, P.C. as our independent registered public accounting firm for the fiscal year ending June 30, 2012.

4.	To consider and act upon any other matters that are properly brought before the annual meeting and at any adjournments or postponements thereof.

You may vote if you were a holder of shares of voting common stock of record as of the close of business on October 17, 2011. If you do not plan to attend the meeting and vote your shares of voting common stock in person, we urge you to vote your shares as instructed in the proxy statement. Please complete, date, sign and return the accompanying proxy card, or submit your proxy electronically via the Internet or telephone.

If your shares of voting common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of voting common stock voted.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors

Suzanne M. Carney

Clerk

October 24, 2011

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be Held on November 18, 2011

The proxy statement and annual report to shareholders are available at http://cfpproxy.com/6899.

PROXY STATEMENT

October 24, 2011

NORTHEAST BANCORP

500 Canal Street

Lewiston, Maine

PROXY STATEMENT

This proxy statement is being mailed to shareholders of Northeast Bancorp on or about October 24, 2011, and is furnished in connection with the solicitation of proxies by the Board of Directors of Northeast Bancorp for use at the 2011 annual meeting of shareholders of Northeast Bancorp to be held on Friday, November 18, 2011 at 10:00 a.m., Eastern Time, at the offices of Goodwin Procter LLP located at Exchange Place, 53 State Street, Boston, Massachusetts 02109, and at any adjournments or postponements thereof.

In this proxy statement, the terms “Northeast,” “the company,” “we,” “our” and “us” refer to Northeast Bancorp and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, holders of shares of voting common stock of Northeast (“Voting Shareholders”) will be asked to vote upon the matters set forth in the accompanying notice of annual meeting, including the election of directors, an advisory, non-binding resolution on named executive officer compensation and the ratification of the appointment of our independent registered public accounting firm.

Who is entitled to vote?

If you were a shareholder of record as of the close of business on October 17, 2011, the record date, you are entitled to receive notice of the annual meeting and to vote the shares of voting common stock that you held as of the close of business on the record date, if any. Each Voting Shareholder is entitled to one vote for each share of voting common stock held by such Voting Shareholder on the record date.

May I attend the meeting?

All shareholders of record at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each shareholder of record and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a shareholder of record but you hold your shares in “street name,” you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

What constitutes a quorum?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of voting common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 3,312,173 shares of voting common stock outstanding and entitled to vote at the annual meeting. Each share of voting common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

How do I vote?

Voting in Person at the Meeting. If you are a Voting Shareholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of voting common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a proxy from the broker, bank or other nominee that holds your shares of voting common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Shareholder. If you hold your shares of voting common stock in your own name as a holder of record with our transfer agent, Registrar and Transfer Company, you may instruct the proxy holders named in the proxy card how to vote your shares of voting common stock in one of the following ways:

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Voting Instructions by Internet. You may provide voting instructions via the Internet by following the instructions provided on your proxy card. The website for Internet proxy voting is printed on your proxy card. Please have your proxy card in hand. Internet proxy voting is available 24 hours per day until 11:59 p.m., Eastern Time, on November 17, 2011. You will receive a series of instructions that will allow you to provide voting instructions to your proxy agents for your shares of voting common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you provide voting instructions via the Internet, you do not need to return your proxy card.

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Voting Instructions by Telephone. You also have the option to provide voting instructions by calling the toll-free number listed on your proxy card. Telephone proxy voting is available 24 hours per day until 11:59 p.m., Eastern Time, on November 17, 2011. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to provide voting instructions to your proxy agents for your shares of voting common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card

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Voting Instructions by Mail. If you would like to provide voting instructions to your proxy agents by mail, then please mark, sign and date your proxy card and return it promptly to our transfer agent, Registrar and Transfer Company, in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares of voting common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

May I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Clerk of Northeast, 500 Canal Street, Lewiston, Maine 04240.

•	submitting a new proxy by telephone, Internet or proxy card after the time and date of the previously submitted proxy; or

•	appearing in person and voting by ballot at the annual meeting.

If you are a Voting Shareholder of record as of the record date attending the annual meeting you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy.

What is householding?

If you and other residents at your mailing address own shares of voting common stock in street name, your broker, bank or other nominee may have sent you proxy materials that your household will receive only one annual report and proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our annual report and proxy statement to your address for all residents that own shares of voting common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report and proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to our executive offices at c/o Suzanne Carney, Clerk, Northeast Bancorp, 500 Canal Street, Lewiston, Maine 04240 or visit our website at http://www.northeastbank.com.

How can I access Northeast’ proxy materials electronically?

This proxy statement and our 2011 annual report are available at http://cfpproxy.com/6899.

THE MERGER

This is the first proxy statement and annual meeting of shareholders since the closing of the merger (the “Merger”) with FHB Formation LLC, a Delaware limited liability company, with Northeast continuing as the surviving company on December 29, 2010. FHB Formation LLC is an entity through which a group of independent accredited investors purchased 937,933 of the outstanding shares of common stock of Northeast prior to the Merger and 1,161,166 newly-issued shares of voting and non-voting common stock of the surviving company, at a price equal to $13.93 per share. As a result of this transaction, $16.2 million of new capital was contributed to Northeast and the investors collectively owned approximately 60% of the outstanding shares of common stock of Northeast at the effective time of the Merger.

Effective upon the Merger, all of the existing members of the Board of Directors, other than John C. Orestis and Judith E. Wallingford, resigned from the Board of Directors and all committees of the Board of Directors. Effective upon the Merger, Richard Wayne became the President and Chief Executive Officer, Claire Bean became the Treasurer, Chief Financial Officer and Chief Operating Officer, and Heather Campion became the Secretary and Chief Administrative Officer of Northeast. In addition, effective upon the Merger, each of Robert G. Glauber, Matthew B. Botein, Cheryl Lynn Dorsey, Peter W. McClean, Adam J. Shapiro, David A. Tanner and Richard Wayne joined the Board of Directors of Northeast.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors

The Board of Directors, which is elected by the Voting Shareholders, is responsible for the overall management of the business and affairs of Northeast. It has the ultimate decision-making authority, except with respect to those matters reserved to shareholders. The Board and its committees review Northeast’s long-term strategic plans and exercise direct decision-making authority in a number of areas, such as declaring a dividend. The Board of Directors selects, advises and monitors the performance of the senior management team, which is charged with the conduct of Northeast’s business and the implementation of the Board’s strategic plan. The Board of Directors also reviews development and succession plans for Northeast’s senior executive officers, as needed.

The Board of Directors currently consists of nine members divided into three classes. Class I directors are Robert R. Glauber, Adam J. Shapiro and Richard Wayne; Class II directors are Matthew B. Botein, Cheryl Lynn Dorsey and Peter W. McClean; and Class III directors are David A. Tanner, John C. Orestis and Judith E. Wallingford. The terms of the Class I directors, the Class II directors, and the Class III directors will expire at the 2011 annual meeting, the 2012 annual meeting and the 2013 annual meeting, respectively.

Prior to the Merger, the Board of Directors consisted of Judith E. Wallingford, John Rosmarin, Conrad L. Ayotte, James D. Delamater, James P. Day, Ronald J. Goguen, Philip C. Jackson, Pender J. Lazenby, John C. Orestis, John H. Schiavi and Stephen W. Wight.

Directors of the company are also directors of Northeast Bank (the “Bank”), which is a wholly-owned subsidiary of Northeast.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that govern the structure of the Board of Directors and outline the Board’s policies on a number of Northeast’s corporate governance issues and procedures. These guidelines embody long-standing practices of Northeast and also include procedures designed to incorporate current corporate governance best practices. Northeast’s corporate governance practices are designed to align the interests of the Board and management with those of Northeast’s shareholders and to promote honesty and integrity throughout the company. The Corporate Governance Guidelines are available on the company’s website at www.northeastbank.com/investor-relations.

Director Qualifications and Independence

Applicable rules of The NASDAQ Stock Market, the exchange on which Northeast’s voting common stock is listed, and the Corporate Governance Guidelines require that the Board of Directors consist of a majority of independent directors. The Board of Directors determines independence pursuant to the NASDAQ Listing Rules.

The Board of Directors evaluates the relationships between each director (or his or her immediate family members and related interests) and the company to determine a directors’ independence under the NASDAQ Listing Rules. Based on that review, the Board of Directors has affirmatively determined that each director, other than Mr. Wayne, is independent under the NASDAQ Listing Rules.

Among the directors prior to the Merger, each of Messrs. Rosmarin, Ayotte, Day, Goguen, Orestis and Wight and Ms. Wallingford was determined to be independent under the NASDAQ Listing Rules.

Executive Sessions of the Board

As provided in the Corporate Governance Guidelines, the independent directors will normally meet in executive session at least four times per year following a meeting of the Board of Directors. The chairman of the Nominating and Corporate Governance Committee (the “Governance Committee”) will preside at these sessions.

Board Attendance and Annual Meeting Policy

It is Northeast’s policy that directors should make every effort to attend each meeting of the Board of Directors, each meeting of the committees on which they serve, and the annual meeting of shareholders. During the fiscal year ended June 30, 2011 (the “2011 fiscal year”), there were 14 meetings of the Board of Directors, and each of the directors attended at least 75% of the meetings of the Board of Directors (held during the period for which he or she had been a director) and committees on which he or she served (during the periods that he or she served). Directors are expected to attend annual meetings of shareholders in person unless doing so is impracticable due to unavoidable conflicts. Judith E. Wallingford and John C. Orestis are the only members of the Board of Directors that attended the 2010 annual meeting of shareholders. All other members of the Board of Directors joined the Board of Directors following the 2010 annual meeting of shareholders.

Board Leadership

In accordance with the company’s bylaws, the Board elects an independent director as the Chairman of the Board and also appoints the President, who also serves as Chief Executive Officer. Following the Merger, the Board analyzed its Board leadership structure and determined that it was in the best interests of the company to separate the Chief Executive Officer and Chairman positions. As a result, the Board elected Mr. Glauber to serve as Chairman of the Board and appointed Mr. Wayne to serve as Chief Executive Officer.

The Chairman of the Board is responsible for the management, development and effective functioning of the Board and provides leadership in every aspect of the Board’s oversight of the company. The Chairman also acts in an advisory capacity to the Chief Executive Officer, and to other executive officers in matters concerning the interests of the company and the Board, as well as serving as the liaison between management and the Board.

Board Committee Membership and Meetings

After the consummation of the Merger, the Board of Directors established four committees: Audit Committee, Compensation Committee, Governance Committee and Risk Management Committee. These committees assist the Board in fulfilling its responsibilities. All of the members of the committees are nominated by the Governance Committee and appointed by the Board of Directors. Members of these committees are elected annually at the Board of Directors’ meeting following the annual meeting of shareholders. Each of these committees is composed entirely of independent directors. Each of the Audit Committee, the Compensation Committee, the Risk Management Committee and the Governance Committee operates under a committee charter approved by the Board of Directors setting out the purposes and responsibilities of the committee and reviews and reassesses the adequacy of its committee charter annually.

Audit Committee	Compensation Committee	Governance Committee	Risk Management Committee

Judith E. Wallingford, Chair	Peter W. McClean, Chair	Robert R. Glauber, Chair	Peter W. McClean, Chair
Peter W. McClean	Cheryl Lynn Dorsey	Cheryl Lynn Dorsey	Matthew B. Botein
Adam J. Shapiro	Adam J. Shapiro	John C. Orestis	Robert R. Glauber
David A. Tanner	David A. Tanner	Judith E. Wallingford	Judith E. Wallingford

Audit Committee. The Audit Committee currently consists of Ms. Wallingford and Messrs. McClean, Shapiro and Tanner. Each member of the Audit Committee is independent pursuant to the NASDAQ Listing Rules and meets the criteria for independence as set forth in the SEC rules applicable to an audit committee.

The Audit Committee (i) oversees the accounting, financial reporting and internal control processes and the audits of financial statements; (ii) takes, or recommend that the Board take, appropriate action to oversee the qualifications, independence and performance of independent auditors; and (iii) prepares the report required by the rules of the SEC to be included in the proxy statement.

The Audit Committee held 7 meetings during the 2011 fiscal year. The Board of Directors has determined that each of Ms. Wallingford, Mr. Tanner and Mr. McClean qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC. The Audit Committee’s charter is available on the company’s website at www.northeastbank.com/investor-relations.

Compensation Committee. The Compensation Committee currently consists of Messrs. McClean, Shapiro and Tanner and Ms. Dorsey. Each member of the Compensation Committee is independent under the NASDAQ Listing Rules.

The Compensation Committee oversees overall compensation structure, policies and programs, reviews processes and procedures for the consideration and determination of director and executive compensation, and is responsible for producing a report for inclusion in the proxy statement relating to the company’s annual meeting of shareholders or annual report on Form 10-K, in accordance with applicable rules and regulations. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that ensure the attraction and retention of key management personnel, the motivation of management to achieve Northeast’s corporate goals and strategies, and the alignment of the interests of management with the long-term interests of Northeast’s shareholders.

The Compensation Committee determines the compensation of all executive officers other than the Chief Executive Officer. The Compensation Committee also reviews and makes recommendations to the full Board of Directors regarding the compensation of non-employee directors. During the 2011 fiscal year, the Compensation Committee engaged Deloitte LLP to conduct market compensation reviews for its named executive officers and directors. For additional information on the Compensation Committee’s process for the consideration and determination of the executive officer and director compensation and the engagement of the compensation consultant, please see “TARP-Related Actions” and “Compensation Discussion and Analysis.”

The Compensation Committee held 7 meetings during the 2011 fiscal year. The Compensation Committee’s charter is available on the company’s website at www.northeastbank.com/investor-relations.

Governance Committee. The Governance Committee currently consists of Messrs. Glauber and Orestis and Mses. Dorsey and Wallingford. Each member of the Governance Committee is independent under the NASDAQ Listing Rules.

The Governance Committee is responsible for identifying individuals qualified to become board members, consistent with criteria approved by the Board, and recommending that the Board select the director nominees for election at each annual meeting of shareholders. The Governance Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to Northeast, periodically reviewing such guidelines and recommending any changes thereto, and overseeing the evaluation of the Board and management.

The Governance Committee held 1 meeting during the 2011 fiscal year. The Governance Committee Charter is available on the company’s website at www.northeastbank.com/investor-relations.

Risk Management Committee. The Risk Management Committee currently consists of Messrs. McClean, Botein and Glauber and Ms. Wallingford. The Risk Management Committee monitors and approves the company’s levels of risk tolerance and related metrics on a comprehensive, enterprise-wide basis, as well as identifying and monitoring key Company risks individually, approving levels of risk tolerance for each, and evaluating arrangements for the management thereof. The Committee further provides a forum for consideration and discussion of trends and emerging risks.

The Risk Management Committee held 3 meetings during the 2011 fiscal year.

Risk Oversight

The Board of Directors plays an important role in the risk oversight of the company and is involved in risk oversight through direct decision-making authority with respect to significant matters, including the development of limits and specific risk tolerances, and the oversight of management by the Board of Directors and its committees. The Board of Directors and its committees also are each directly responsible for considering risks and the oversight of risks relating to decisions that each committee is responsible for making. In light of Northeast’s overall business and market, the extensive regulatory schemes under which Northeast operates, and the complexities of Northeast’s operations as a whole, the Board has established a Risk Management Committee, tasked with specific responsibility for direct oversight of all of the risks inherent in Northeast’s business, along with management of the enterprise-wide risk management program.

In addition to the Risk Management Committee, the Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board of Directors and its committees on topics relating to the risks that Northeast faces, including, among others, credit risk, interest rate risk, regulatory risk and various other matters relating to Northeast’s business; (2) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, final budgets, material uses of capital, strategic direction, and executive management hiring and promotions; (3) the direct oversight of specific areas of Northeast’s business by the Risk Management Committee, the Audit Committee, the Compensation Committee, and the Governance Committee; and (4) regular periodic reports from the company’s internal and external auditors and other third party consultants regarding various areas of potential risk, including, among others, those relating to the company’s internal controls and financial reporting. The Board of Directors also relies on management to bring significant matters impacting the company to the Board’s attention.

For a description of the specific risk oversight review performed by the Compensation Committee with respect to the company’s incentive compensation plans, please see the section titled “TARP-Related Actions.”

Consideration of Director Nominees

Shareholder Recommendations. The Governance Committee’s current policy is to review and consider any director candidates who have been recommended by shareholders in compliance with the procedures established from time to time by the Governance Committee. All security holder recommendations for director candidates must be submitted to Clerk at Northeast Bancorp, 500 Canal Street, Lewiston, ME 04240, who will forward all recommendations to the Governance Committee.

Board Membership Criteria. The Governance Committee has established criteria for the Governance Committee-recommended director nominees. These criteria include the following specific, minimum qualifications that the Governance Committee believes must be met by each Governance Committee-recommended nominee for a position on the Board:

•	The nominee shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing.

•	The nominee shall be highly accomplished in his or her respective field, with superior credentials and recognition.

•	The nominee shall be well regarded in the community and shall have a long-term reputation for the highest ethical and moral standards.

•	The nominee shall have sufficient time and availability to devote to the affairs of the company, particularly in light of the number of boards on which the nominee may serve.

•	To the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.

In addition to the minimum qualifications for each nominee set forth above, the Governance Committee shall recommend that the Board select persons for nomination to help ensure that:

•	A majority of the Board shall be independent pursuant to the NASDAQ Listing Rules.

•	Each of its Audit, Compensation and Governance Committees shall be comprised entirely of independent directors.

•

At least one member of the Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

Finally, in addition to any other standards the Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Governance Committee may consider the following factors when recommending that the Board select persons for nomination:

•	Whether the nominee has direct experience in the financial services industry or in the markets in which the company operates.

•	Whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Identifying and Evaluating Nominees. The Governance Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate.

The Governance Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a securityholder in compliance with the Governance Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the Governance Committee may consider, in addition to the minimum qualifications for Governance Committee-recommended director nominees, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of the Board. Neither the Governance Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates. As noted above, the Governance Committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. Other than circumstances in which Northeast may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the Governance Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a securityholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Communications with Directors

The Board of Directors has established a process for shareholders and other interested parties to communicate with the Board or a particular director. A shareholder may send a letter to Northeast Bancorp, Attention: Corporate Clerk, 500 Canal Street, Lewiston, ME 04240. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board communication” or “director communication.” All such letters should state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Clerk will circulate the communications (with the exception of commercial solicitations) to the appropriate director or directors. Communications marked “Confidential” will be forwarded unopened. A log of all correspondence addressed to the directors will be kept for periodic review by the Governance Committee and any other interested director.

Code of Ethics

The Board has adopted a Code of Ethics that applies to all of the directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer. The company is committed to the highest standards of ethical and professional conduct, and the Code of Ethics provides guidance in how to uphold these standards. The Code of Ethics consists of basic standards of business practice as well as professional and personal conduct. Any material amendments to, or waivers of, the Code of Ethics (to the extent applicable to the principal executive officer, principal financial officer or principal accounting officer) will be promptly disclosed by the company. The Governance Committee has been charged with reviewing and reassessing the adequacy of the Code of Ethics annually and recommending any proposed changes to the Board for approval. The Code of Ethics is available on the company’s website at www.northeastbank.com/investor-relations. A copy of this Code is also available in print to any shareholder upon written request addressed to Suzanne Carney, Corporate Clerk, 500 Canal Street, Lewiston, Maine 04240.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

On December 29, 2010, Northeast merged with FHB Formation LLC, a Delaware limited liability company, with Northeast continuing as the surviving company. Prior to the consummation of the Merger, the Board of Directors of Northeast consisted of John C. Orestis, Judith E. Wallingford, Conrad Ayotte, James Day, James Delamater, Ronald Goguen, Philip Jackson, Pender Lazenby, John Rosmarin, John Schiavi and Stephen Wight. Pursuant to the terms and conditions of the merger, John C. Orestis and Judith E. Wallingford joined the Board of the surviving company, and the remaining directors resigned as a director effective upon the merger. In addition, each of Robert R. Glauber, Matthew B. Botein, Cheryl Lynn Dorsey, Peter W. McClean, Adam J. Shapiro, David A. Tanner and Richard Wayne became a director.

Pursuant to the Amended and Restated Articles of Incorporation, which became effective upon the merger, the Board is divided into three classes (Class I, Class II and Class III). At the 2011 annual meeting, three Class I directors will be elected to serve for a three-year term until the 2014 annual meeting of shareholders and until their respective successors are duly elected and qualified. Following the recommendation of the Governance Committee, the Board has nominated all of the current Class I directors for re-election.

Vote Required

Directors are elected by a plurality of the votes cast by the holders of the shares of voting common stock present in person or represented by proxy and entitled to vote on the election of directors at the annual meeting. Votes may be cast for or withheld from each nominee. Votes cast for the nominees will count as “yes” votes; votes that are withheld from the nominees will not be voted with respect to the director or directors indicated. Withheld votes and broker non-votes will have no effect on the outcome of the director elections.

Recommendation

The Board of Directors unanimously recommends a vote FOR its nominees, Robert R. Glauber, Adam J. Shapiro and Richard Wayne. Properly authorized proxies solicited by the Board will be voted FOR each of the nominees unless instructions to the contrary are given.

Information Regarding the Nominees, Other Directors and Executive Officers

The following biographical descriptions set forth certain information with respect to the nominees for election as directors at the annual meeting, each director who is not standing for election and the executive officers who are not directors, based on information furnished to the company by each nominee, director and executive officer. Each executive officer holds office until the regular meeting of the Board of Directors following the next annual meeting of shareholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of Northeast. The biographical description of each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the annual meeting.

Directors with Terms Expiring 2011

Robert R. Glauber, 72, has been a director of Northeast and the Bank since December 29, 2010. He is also a Lecturer at Harvard’s Kennedy School of Government and was a Visiting Professor at Harvard Law School in

2007 and 2009. Previously, he served as Chairman and Chief Executive Officer of NASD (now FINRA), the private-sector regulator of the U.S. securities markets, from September 2001 to September 2006, after becoming NASD’s Chief Executive Officer in November 2000.

Prior to becoming an officer at NASD, he was a Lecturer at the Kennedy School from 1992 until 2000, Under Secretary of the Treasury for Finance from 1989 to 1992 and previously to that, was a Professor of Finance at the Harvard Business School. Mr. Glauber served as Executive Director of the Task Force (“Brady Commission”) appointed by President Reagan to report on the 1987 stock market crash.

He has served on the Boards of the Federal Reserve Bank of Boston, a number of Dreyfus mutual funds, the Investment Company Institute and Quadra Realty Trust, Inc. and as president of the Boston Economic Club. Mr. Glauber presently is a director of Moody’s Corporation and Freddie Mac, Chairman of XL Capital Ltd., and a Vice Chairman of the trustee that oversees the International Accounting Standards Board. He has been a Senior Advisor at Peter J. Solomon Co., an investment bank, since November 2006. Mr. Glauber graduated from Harvard College and received his doctorate from Harvard Business School.

We believe that Mr. Glauber’s qualifications to serve on the Board of Directors include his extensive experience relating to finance, corporative governance and management.

Adam J. Shapiro, 38, has been a director of Northeast and the Bank since December 29, 2010. He is also a partner and co-founder of East Rock Capital, LLC, an investment management firm that acts as an adviser to a number of investment funds and managed accounts. East Rock, through the investment funds and accounts that it manages, has recently acquired minority interests in a number of financial services and banking transactions.

Previously, Mr. Shapiro was a Vice President in the Special Situations Group at Goldman Sachs. Prior to Goldman Sachs, Mr. Shapiro worked in the Private Equity and Mezzanine Finance Groups at Darby Overseas Investments, Ltd., an emerging markets investment fund founded by former Treasury Secretary Nicholas Brady.

Mr. Shapiro received an MBA from Columbia University, was a Fulbright Scholar in Argentina, and graduated from Yale with a B.A. in Ethics, Politics, and Economics.

We believe that Mr. Shapiro’s qualifications to serve on the Board of Directors include his background in investment management and his demonstrated experience in executive leadership and strategic planning.

Richard Wayne, Chief Executive Officer and Director, 59, has been a director of Northeast and the Bank since December 29, 2010. He co-founded Capital Crossing Bank (formerly known as Atlantic Bank) located in Boston, Massachusetts in 1988. He served as President and Co-Chief Executive Officer from 1991 until its sale in February 2007. Capital Crossing Bank was a national leader in the acquisition and management of loans secured by commercial and multi-family real estate and business assets.

Mr. Wayne is the Chairman of the Board of RefugePoint, an organization that fills the critical and unmet needs of people affected by war and conflict.

Mr. Wayne holds a B.S. in Accounting from Syracuse University, a J.D. from Suffolk University Law School, and a Masters in Taxation from Boston University School of Law.

We believe that Mr. Wayne’s qualifications to serve on the Board of Directors include his demonstrated experience in executive leadership and management and banking.

Directors with Terms Expiring 2012

Matthew B. Botein, 38, has been a director of Northeast and the Bank since December 29, 2010. He is also a Managing Director at BlackRock Inc., and heads its BlackRock Alternative Investors unit. He was previously chairman of investment and advisory firm Botein & Company and a Managing Director at Highfields

Capital Management, an investment management firm. At Highfields, he oversaw portfolio investments in the financial services industry, as well as various private equity investments. Mr. Botein has also worked in the private equity departments of The Blackstone Group and Lazard Frères.

He is a director of PennyMac Mortgage Investment Trust (NYSE: PMT) and has been as a director of Aspen Insurance Holdings Ltd. (NYSE: AHL), First American Corp (NYSE: FAF) and CoreLogic, Inc. (NYSE: CLGX).

Mr. Botein has an AB, magna cum laude, from Harvard College and an MBA with High Distinction from Harvard Business School, where he was a Baker Scholar and a Loeb Scholar.

Cheryl Lynn Dorsey, 48, has been a director of Northeast and the Bank since December 29, 2010. She has also been the President of Echoing Green, a global nonprofit which sparks transformative social change by investing in emerging social entrepreneurs and their bold ideas to build a more equitable world, since May 2002.

Ms. Dorsey served as a White House Fellow from 1997 to 1998, serving as Special Assistant to the U.S. Secretary of Labor, advising the Clinton Administration on health care and other issues. She was later named Special Assistant to the Director of the Women’s Bureau of the U.S. Labor Department, where she helped develop family-friendly workplace policies and spearheaded the labor secretary’s pay equity initiative.

She was most recently appointed Vice-Chair of the President’s Commission on White House Fellowships, after serving as a team member of the Innovation and Civil Society subgroup of the Obama Presidential Transition’s Technology, Innovation, and Government Reform Policy Working Group. She was named one of “America’s Best Leaders” in 2009 by U.S. News & World Report and the Center for Public Leadership at the John F. Kennedy School of Government at Harvard University.

Ms. Dorsey serves on the Boards of City Year (national), DonorsChoose.org, Green City Force and Freelancers Insurance Company, Inc., a for-profit insurance company and subsidiary of Working Today. She also serves as an advisory Board member of the Action Tank for Social Entrepreneurs, America Forward, and the Lex Mundi Pro Bono Foundation.

She is a 2006 Henry Crown Fellow through the Aspen Institute, a 2007 Prime Movers Fellow through the Hunt Alternatives Fund, and a member of the John F. Kennedy School of Government’s Visiting Committee.

She holds a B.A. in History and Science from Harvard-Radcliffe Colleges, an M.D. from the Harvard Medical School and an M.P.P. from the John F. Kennedy School of Government.

Peter W. McClean, 67, has been a director of Northeast and the Bank since December 29, 2010. He has also been the Managing Director of Gulfstream Advisors LLC, a private advisory firm focused on risk management and strategic planning, since 2004. He is also a Senior Adviser to the Committee on Capital Markets Regulation, an independent and nonpartisan research organization dedicated to improving the regulation of U.S. capital markets. He is a director of an investment entity of Private National Mortgage Acceptance Co. (“PennyMac”), a specialty asset management firm created to address the dislocations in the U.S. mortgage market, a director of several mutual funds advised by USAZ, a subsidiary of Allianz AG, and a director of Cyrus Reinsurance.

From 2001 through 2003, Mr. McClean was the president and chief executive officer of Measurisk LLC, an independent provider of sophisticated risk information for hedge funds, fund of funds, pension funds and other investment managers of complex, multi-asset class investment portfolios. The company was sold to Bear Stearns in late 2003.

Before joining Measurisk he served as the chief risk management officer of The Bank of Bermuda Limited from 1996 until 2001. In this position he led an enterprise-wide risk management function responsible for credit and market risk policy as well as operational risk policy. Mr. McClean is also a director of Family Health International, a non-profit public health and development organization that focuses on research, preventive medicine and treatment of HIV/AIDS, malaria and tuberculosis in 35 countries.

Mr. McClean has an undergraduate degree from Northern Arizona University and a B.S. in International Business from Thunderbird-The Garvin School of International Business. He has also attended graduate and executive courses at the Harvard Business School and the Columbia University School of Business.

Directors with Terms Expiring 2013

John C. Orestis, 68, has been a director of Northeast and the Bank since 2007. Mr. Orestis has been the owner, Treasurer and Chief Development Officer of Schooner Estates Retirement Community in Auburn, Maine since 2006 as well as the President and Chief Executive Officer of North Country Associates in Lewiston, Maine since 1981. Mr. Orestis received his Juris Doctorate from American University and was a senior Partner at Skelton, Taintor, Abbott & Orestis, Attorneys from 1968 to 1987, specializing in business and tax law. Mr. Orestis has served on many government and civic organizations throughout Maine, including the Maine Healthcare Organization and the Maine Economic Growth Council. Mr. Orestis was the former mayor of the city of Lewiston and is widely recognized by many of the Bank’s customers as having a particular interest in senior citizens by virtue of his substantial investment in senior care. Mr. Orestis delivers business, legal and social experience to the board.

David A. Tanner, 52, has been a director of Northeast and the Bank since December 29, 2010. He is also the Managing Director and a member of the Investment Committee of Arlon Group LLC, the investment group affiliated with Continental Grain Company, and has served as Executive Vice President—Investments, and a member of the Management Committee, of Continental Grain Company since 2006.

Previously, Mr. Tanner served as a Founder and Managing Principal of Quadrangle Group, LLC from 2000 to 2006; Managing Director at Lazard Freres & Co. and Managing Principal at Lazard Capital Partners from 1998 to 2000; and Managing Director at Warburg Pincus LLC, with which he was associated from 1986-1997.

Mr. Tanner has served on the Boards of Directors of numerous private and public companies including RenaissanceRe Holdings Ltd., Protection One, Inc., Bresnan Broadband Holdings, LLC, J. Makowski Company, Inc., TAC Bancshares, Inc. and Golden Books Family Entertainment, Inc and currently serves on the Boards of Excelline Food Products, LLC and Carlile Bancshares, Inc.

Mr. Tanner is also the Chairman of the Board of Trustees of Montefiore Medical Center, Overseer of the Albert Einstein College of Medicine, Trustee of the New York University School of Law, Trustee of the Citizens Budget Commission, Member of the Executive Committee of the Princeton University Capital Campaign and Director of Lawyers for Children.

Mr. Tanner received his Bachelor of Arts degree with honors in History from Princeton University, his Diploma of Economics from the London School of Economics, and his Juris Doctor from the New York University School of Law.

Judith E. Wallingford, 55, has been a director of Northeast and the Bank since 1994. Ms. Wallingford, a certified management accountant, also is the President of Aqua Maine, Inc., a water utility serving various communities in Maine. Ms. Wallingford joined the Board as a result of Northeast’s acquisition of Brunswick Federal Savings, F.A., as she was a member of that Board and made an outstanding choice for the Northeast’s Board as a result of her knowledge of accounting and general business acumen.

Executive Officers who are not Directors

Claire Bean, 59, has been the Chief Financial Officer and Chief Operating Officer of Northeast since December 2010. She has a 27-year record in financial services in the Greater Boston area. Her experience encompasses nearly every aspect of banking, with a focus in balance sheet management, strategic planning, financial management, commercial credit oversight, operations and information technology. Most recently, she served as Executive Vice President and Chief Financial Officer of Benjamin Franklin Bancorp, where she managed the company’s initial public offering and simultaneous acquisition of Chart Bank in 2005. In the four years that followed, she oversaw a doubling of the bank’s assets and associated operations, culminating in the sale of the company in April 2009. In the 1990s she was Chief Operating Officer and Treasurer of Grove Bank in Chestnut Hill, Massachusetts, and subsequently co-founded and served as Chief Operating Officer of Lighthouse Bank, an Internet bank based in Waltham, Massachusetts.

From 2002 to 2004, Ms. Bean worked in international economic development in Central Asia and Russia, serving as director of several microfinance programs designed to provide economic opportunity to the poor. Currently, Ms. Bean serves on the Board of REACH Beyond Domestic Violence, the Rockland Trust Charitable Foundation and the Boston Advisory Council of Mercy Corp International.

Ms. Bean is a cum laude graduate of Tufts University, and holds an MBA from the University of Rochester.

Heather Campion, 54, has been the Chief Administrative Officer of Northeast since 2010. From 1998 until 2007 she, was a leading executive at Citizens Financial Group, Inc., one of the top ten commercial bank holding companies in the United States headquartered in New England. She served as Group Executive Vice President and Director of Corporate Affairs, with corporate-wide responsibility for directing media and public relations, government affairs, charitable giving, internal communications and marketing sponsorships. She sat on the company’s Executive Management Committee, its most senior leadership team.

Between 1981 and 1998, Ms. Campion held numerous positions at Harvard University’s John F. Kennedy School of Government, helping to build the School’s Center for Business and Government, and serving as director of the Public Liaison office. From 1990 to 1998 she was director of the John F. Kennedy Jr. Forum, and associate director of the Institute of Politics.

Ms. Campion also has experience in government and national politics, having served on the White House staff in the Speechwriting Office, and the Office of Public Liaison during the Carter Administration and having held senior positions on the 1984 Mondale and 1988 Dukakis presidential campaigns.

Ms. Campion is a director of AAA of Southern New England and was a director of an investment entity of PennyMac from 2008 to 2010. She serves on the Boards of the Institute of Politics at Harvard University, the John F. Kennedy Presidential Library Foundation, and the Isabella Stewart Gardner Museum. From 2006 to 2008, Ms. Campion was President of the Massachusetts Women’s Forum.

Ms. Campion is a cum laude graduate of Mount Holyoke College.

Pender J. Lazenby, 61, has served as the Chief Risk Officer of Northeast since February 2005. He was also a director of Northeast and the Bank between 2003 and 2010.

Prior to joining the company, Mr. Lazenby served in a variety of positions with FleetBoston (and BankBoston prior to its acquisition in 1999) from 1994 until his retirement at the end of 2002. During this period, Mr. Lazenby served as Executive Credit Officer (1999 to 2000) and Senior Approval Authority (2001 to 2002) in Corporate Banking (FleetBoston); Group Senior Credit Officer in Corporate Banking (1998 to 2000) and in Commercial Real Estate (1994 and 1998) at BankBoston. Mr. Lazenby’s experience in risk management is considered to be a very important part of the Bank’s strategic plan.

Mr. Lazenby earned both a B.A. and an M.B.A from the University of Virginia.

James D. Delamater, 60, has served as President and Chief Executive Officer of Northeast’s Community Banking Division since December 2010. Previously, he served as the President and Chief Executive Officer of Northeast and the Bank between 1987 and 2010. He was also a director of Northeast and the Bank between 1987 and 2010.

TARP-Related Actions

Effective December 8, 2008, Northeast became a participant in the Capital Purchase Program pursuant to the United States Department of the Treasury’s Troubled Asset Relief Program (“TARP”) under the Emergency Economic Stabilization Act of 2008 (“EESA”). Under EESA, as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), and expanded and clarified by an Interim Final Rule, effective June 15, 2009 (the “Rule”) promulgated by the United States Department of the Treasury (“Treasury”), the company is required to comply with certain limitations and restrictions concerning executive compensation through the date that the company repays all TARP funds to Treasury. These executive compensation restrictions and limitations generally apply to Northeast’s “senior executive officers” (“SEOs”) and up to 20 of Northeast’s and its subsidiaries’ “most highly paid employees.” For each year in which any TARP funds remain unpaid, Northeast’s SEOs are and will be Northeast’s “named executive officers” identified in Northeast’s annual proxy statement (and discussed under “Compensation Discussion and Analysis” in this proxy statement) and the next two most highly compensation executive officers who would have been “named executive officers” if the Company were not a smaller reporting company, and the 20 “most highly compensated employees” of Northeast and its subsidiaries are and will be the employees whose annual compensation is the highest among all of Northeast’s and its subsidiaries’ employees, determined in accordance with the provisions of the Rule.

The executive compensation restrictions and requirements applicable to Northeast under TARP, and Northeast’s actions intended to comply with these restrictions and requirements for the most recent fiscal year, are described below:

Bonus Limitation. Pursuant to ARRA and the Rule, Northeast and its subsidiaries may not pay or accrue any bonus, retention award or incentive compensation to the most highly compensated employee of Northeast and its subsidiaries. For the 2011 fiscal year, James Delamater was subject to this limitation. For the 2012 fiscal year, Richard Wayne will be subject to this limitation. Northeast has not made or accrued payments in violation of this limitation.

The Rule permits individuals subject to this restriction to receive awards of “long-term restricted stock” that meet certain criteria set forth in the Rule. Pursuant to this exception, Northeast granted restricted stock intended to qualify as “long-term restricted stock” under the Rule to James Delamater on December 29, 2010. The Rule also permits the company to accrue bonuses to subject employees for (i) periods prior to June 14, 2009 (the date prior to the effective date of the Rule), or (ii) with respect to a period that this restriction did not apply to the employee, to be paid at such time as the limitation on accrual or payment of bonuses is no longer applicable to such individual.

Limit on Tax Deduction. The EESA added a new Section 162(m)(5) to the Internal Revenue Code of 1986, as amended, which reduces the tax deduction for compensation paid to SEOs of TARP participant institutions from $1 million to $500,000 per year. For purposes of the $500,000 deduction limit, all executive compensation is subject to the deductibility cap, including performance-based compensation that was previously excluded from the cap under Section 162(m) of the Code. This limitation on deductibility will not affect the SEOs’ receipt of compensation under the existing compensation arrangements. Each of Northeast’s SEOs has also entered into waiver agreements acknowledging this limitation.

Claw-back Requirement. Under the Rule, Northeast is required to “claw-back,” or recover, any bonus or incentive compensation paid to an SEO or any of the next 20 most highly compensated employees of Northeast or its subsidiaries that is based on materially inaccurate financial statements or any other material inaccurate performance metric criteria. The SEOs have entered into waiver agreements acknowledging this requirement. To date, Northeast and its subsidiaries have not identified any bonus payments to subject individuals based on materially inaccurate financial statements or other materially inaccurate performance metric criteria that would be subject to claw-back.

Golden Parachute Restriction. The Rule further prohibits Northeast from paying any “golden parachute” to an SEO or any of the next 5 most highly compensated employees of Northeast and its subsidiaries, so long as Northeast is a TARP recipient. The Rule defines the term “golden parachute” broadly to encompass any severance payments or payments due to a change in control. The company’s SEOs entered into waiver agreements with Northeast acknowledging this restriction. To date, Northeast has not paid any golden parachute payment to any individual subject to this restriction.

Prohibition on Gross-up Payment. Under the Rule, Northeast and its subsidiaries are prohibited from paying any “gross-up” to its SEOs and any of the next 20 most highly compensated employees of Northeast or its subsidiaries. The Rule defines the term “gross-up” broadly to include most reimbursements for taxes owed with respect to any compensation. Again, SEOs have entered into waiver agreements acknowledging this prohibition and Northeast has received certifications from all affiliates impacted by the restrictions, that gross-up payments were not made.

Say-on-Pay Proposal. ARRA and the Rule require TARP recipients to permit an advisory, non-binding shareholder vote to approve the executive compensation disclosed in the TARP recipient’s compensation discussion and analysis, and compensation tables and related materials, commonly referred to as a “say-on-pay” proposal. This advisory “say-on-pay” proposal is included as Proposal 2 to this proxy statement.

Risk Review and Analysis. Pursuant to TARP, the Compensation Committee is required to discuss, evaluate and review with Northeast’s Chief Risk Officer, at least semi-annually, (1) the SEO compensation plans to ensure that such plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Northeast, (2) employee compensation plans in light of the risks posed to Northeast by such plans and how to limit these risks, and (3) employee compensation plans to ensure these plans do not encourage the manipulation of reported earnings to enhance compensation. SEO Compensation Plans are identified in the “Compensation Discussion and Analysis.” The Compensation Committee must also certify within the Compensation Committee Report included in its annual proxy statement and directly to Treasury that it has performed the review described above with Northeast’s Chief Risk Officer.

In accordance with these requirements, the Compensation Committee, with the assistance of Deloitte LLC, its compensation consultant, evaluated and reviewed the incentive compensation arrangements in place for its named executive officers. The Compensation Committee concluded that the overall structure of the Corporation’s incentive compensation arrangements does not encourage the taking of unnecessary or excessive risks by the executives.

Principal Executive Officer and Principal Financial Officer Certifications. The Principal Executive Officer and Principal Financial Officer Certifications required by EESA and the Rule were filed with Northeast’s Annual Report on Form 10-K on September 27, 2011. These certifications have also been provided to Treasury in accordance with the Rule.

Compensation Consultant Disclosure. As noted above, the Compensation Committee consulted with Deloitte LLP for guidance on the Compensation Committee’s process for determining whether existing and contemplated executive incentive compensation practices encouraged excessive or unnecessary risk. Please see “Risk Review and Analysis” above.

Perquisite Disclosure. With respect to each SEO and any employee subject to the limitation on bonus payments discussed above, Northeast must annually disclose perquisites with a total value in excess of $25,000, including a description of the amount and nature of the perquisite, the name of the recipient and a justification for offering each perquisite. The company intends to make this disclosure to Treasury and its primary regulatory agency within the time required under the Rule. Perquisites paid to SEOs are discussed in the footnotes to the Summary Compensation Table on page 29 of this proxy statement.

Luxury Expenditure Policy. As a TARP recipient, Northeast was required to adopt and maintain an excessive or luxury expenditure policy, provide a copy of this policy to Treasury and Northeast’s primary regulatory authority and post the text of this policy on its website. The company adopted an excessive or luxury expenditure policy on August 27, 2010, provided the policy to all relevant regulators and has made the policy available in the Corporate Governance section of its website at www.northeastbank.com/investor-relations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of August 31, 2011, the number of shares of our voting common stock which were owned beneficially by:

•	each person who is known by us to beneficially own more than 5% of our voting common stock;

•	each director;

•	each executive officer named in the summary compensation table; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Northeast Bancorp, 500 Canal Street, Lewiston, Maine 04240.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number of Shares (1)		Percent of Class (1)(2)
Directors and Certain Executive Officers
Robert Glauber	15,963		*
Matthew Botein	—		—
Cheryl Dorsey	—		—
Peter McClean	—		—
John Orestis	15,550		*
Adam Shapiro	—	(3)	—
David Tanner	—	(4)	—
Judith Wallingford	7,500		*
Richard Wayne	107,681	(5)	3.25%
Claire Bean	71,788		2.17%
Heather Campion	35,894		1.08%
James Delamater	62,915		1.90%
All directors and executive officers as a group (15 persons)	322,636		9.74%

Other Beneficial Holders
Arlon Capital Partners II LP (6) 277 Park Avenue New York, NY 10172	317,286		9.58%
East Rock Capital, LLC (7) 10 East 53rd Street, 31st Floor New York, NY 10022	287,150		8.67%
Highfields Capital Management LP (8) John Hancock Tower 200 Clarendon Street, 59th Floor Boston, MA 02116	317,286		9.58%
Albert H. Desnoyers (9)(12) 1626 Regatta Drive Amelia, FL 32034	199,041		6.01%
James W. Nichols d/b/a Nichols Investment Management (10)(12) 175 Exchange Street Bangor, Maine 04402	175,275		5.29%
Tontine Financial Partners, LP (11)(12) 200 Park Avenue, Suite 3900 New York, NY 10166	213,500		6.45%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Pursuant to the rules of the SEC, the number of shares of voting common stock deemed outstanding includes shares issuable pursuant to options and warrants held by the respective person or group that may be exercised within 60 days of August 31, 2011.
(2)	Applicable percentage of ownership is based upon 3,312,173 shares of voting common stock outstanding as of August 31, 2011.
(3)	See note 7 below.
(4)	See note 6 below.
(5)	Consists of 34,702 shares held by the Richard Wayne Irrevocable Trust u/a/d April 24, 1998 and 72,979 shares held by the Richard Wayne Revocable Trust.
(6)	With respect to information relating to Arlon Capital Partners II LP, we have relied, in part, on information supplied on their Schedule 13D filing with the SEC, dated January 3, 2011, by Arlon Capital Partners II LP (“Arlon”), Arlon Capital Partners General Partner II LP (“ACP GP”), Arlon Capital Partners Management Company LLC (“ACP Management”), Continental Grain Company (“CGC”), and Paul J. Fribourg. ACP GP is Arlon’s sole general partner. ACP Management is ACP GP’s sole general partner. CGC is ACP Management’s sole member. Mr. Fribourg is the Chairman, Chief Executive Officer and President of CGC and one of the co-trustees and in one case, a beneficiary of various trusts established for the benefit of certain members of Mr. Fribourg’s family that collectively control a majority interest in CGC. As a result, Mr. Fribourg may be deemed to have beneficial ownership with respect to all shares held by Arlon. Mr. Fribourg disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. David Tanner is an employee of CGC, a limited partner of Arlon and ACP GP and an officer of ACP Management. As a result, Mr. Tanner may be deemed to have beneficial ownership of the shares held by Arlon. Mr. Tanner disclaims beneficial ownership of the shares held by Arlon Capital Partners II LP.
(7)	With respect to information relating to East Rock Capital, LLC, we have relied, in part, on information supplied on their Schedule 13D filing with the SEC, dated January 7, 2011, by East Rock Capital, LLC (“Capital”), EREF Special Situations, LLC (“Special Situations”), D Partners Management, LLC, Graham Duncan, Shapiro Partners Management, LLC and Adam Shapiro. Capital is the investment manager of East Rock Simco Endowment Fund, LP (“Simco Endowment”) and East Rock Endowment, LP (“Endowment”). Endowment is the Managing Member of Special Situations. Messrs. Duncan and Shapiro are managing principals and control persons of Capital, East Rock Capital GP, LLC (“Capital GP”) and East Rock Focus Management LLC (“Focus Management”), which is the investment manager of an account that holds 14,575 shares of our voting common stock. As a result, Messrs. Duncan and Shapiro may be deemed to share beneficial ownership of the shares held by Capital, Capital GP and Focus Management.
(8)	With respect to information relating to Highfields Capital Management LP, we have relied, in part, on information supplied on their Schedule 13G filing with the SEC, dated January 10, 2011, by Highfields Capital Management LP (“Highfields Capital Management”), Highfields GP LLC (“Highfields GP”), Highfields Associates LLC (“Highfields Associates”), Jonathon S. Jacobson, Highfields Capital I LP (“Highfields I”), Highfields Capital II LP (“Highfields II”) and Highfields Capital III L.P. (“Highfields III,” and together with Highfields I and Highfields II, the “Funds”). Highfields Capital Management is an investment manager to each of the Funds and Highfields GP is the General Partner of Highfields Capital Management. Highfields Associates is the General Partner of the Funds and Mr. Jacobson is the Managing Member of Highfields GP and Senior Managing Member of Highfields Associates. Each reporting person disclaims beneficial ownership of the shares of voting common stock beneficially owned by the other reporting persons.
(9)	The ownership information set forth herein is based in its entirety on material contained in a Schedule 13D, dated March 6, 1995, filed with the SEC by Mr. Desnoyers, as adjusted to reflect the payment of a 50% stock dividend in December 1997.
(10)	The ownership information set forth herein is based in its entirety on material contained in a Schedule 13G/A, dated February 28, 2009, filed with the SEC, by James Williams Nichols, doing business as Nichols Investment Management (“NIM”). NIM discloses that it holds 175,275 shares on behalf of its advisory clients and has sole power to vote 11,653 shares and sole power to dispose of 175,275 shares.

(11)	The ownership information set forth herein is based in its entirety on material contained in Amendment No. 1 to Schedule 13G, dated December 31, 2006, filed with the SEC, by a group consisting of Tontine Financial Partners, LP (“TFP”), Tontine Management, LLC the general partner of TFP (“TM”), and Jeffrey L. Gendell, the managing member of TM.
(12)	The beneficial ownership information reported is based on information contained in a Schedule 13D or Schedule 13G most recently filed by the reporting person(s) prior to the consummation of the merger of FHB Formation LLC with and into Northeast Bancorp with Northeast Bancorp continuing as the surviving corporation (the “Merger”). Upon the consummation of the Merger, each share of Northeast’s common stock issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive, at the election of the holder, (i) $13.93 in cash (the “Cash Consideration”); or (ii) one share of surviving company common stock (the “Stock Consideration”), subject to allocation and proration procedures which provided that, in the aggregate, 1,393,399 shares of Northeast common stock were converted into the Stock Consideration and the remaining shares of outstanding Northeast common stock were converted into the Cash Consideration. The beneficial ownership information reported does not reflect the beneficial ownership of the reporting person(s) following the Merger.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the executive officers and directors, and persons who own more than ten percent of a registered class of Northeast’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Northeast with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the 2011 fiscal year, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were timely satisfied, except that each of John C. Orestis, Judith E. Wallingford and Robert Johnson failed to timely file a Form 4 reporting two transactions that occurred at the effective time of the Merger.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the company’s executive compensation philosophy, programs and policies for the 2011 fiscal year. This Compensation Discussion and Analysis sets forth how the Compensation Committee of the Board of Directors of the company determined the 2011 fiscal year compensation for the following named executive officers of the company:

•	Richard Wayne, President and Chief Executive Officer

•	James D. Delamater, President and Chief Executive Officer, Northeast Bank Community Banking Division

•	Claire S. Bean, Chief Financial Officer and Chief Operating Officer

•	Heather Campion, Chief Administrative Officer

All compensation actions taken in the 2011 fiscal year reflect the company’s commitment to align the interests of the named executive officers with those of the company’s shareholder interests. This Compensation Discussion and Analysis describes the company’s executive compensation programs and policies, but the following is a brief summary of significant changes and results occurring in the 2011 fiscal year:

•	Upon the consummation of the Merger on December 29, 2010:

•	The Board was reconstituted, with seven new directors joining two continuing directors;

•

Board committee membership, including Compensation Committee membership, changed significantly. The Compensation Committee currently consists of Peter W. McClean (Chair), Adam J. Shapiro, Cheryl Lynn Dorsey and David A. Tanner;

•	The Board appointed Richard Wayne as the Chief Executive Officer (“CEO”) and President;

•	Other leadership transitions include the following:

•	Heather Campion was appointed the Chief Administrative Officer and Claire S. Bean was appointed the Chief Financial Officer and Chief Operating Officer;

•

James Delamater, Robert Johnson, and Marcel Blais, who were the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer, respectively, of the company prior to the Merger continued with the company as senior managers of the Bank’s Northeast Community Bank Division. Pender J. Lazenby, who was the Chief Risk Officer of the company prior to the Merger, remains the Chief Risk Officer of the company.

•	The compensation for executive officers after the Merger was determined in conjunction with the Merger, and included the following principal elements:

•	Base salary;

•	Equity incentive awards;

•	Employment agreements.

These elements of compensation are described in more detail below. Established as of the Merger date, there were no changes to executive officer compensation for the remainder of the 2011 fiscal year.

•	As a TARP recipient, the company believes it is in full compliance with all TARP-related compensation limits and restrictions. TARP compliance is and has been overseen by the Compensation Committee.

Compensation Program Objectives

The company seeks to attract and retain talented and committed employees, including its executive team. Our compensation program is intended to meet the following primary objectives:

•	Attract, develop, retain and motivate talented leadership to achieve the company’s strategic objectives;

•	Align management’s interests with those of the shareholders through the use of equity plans approved by the Board and shareholders; and

•	Reward high performance, promote accountability and adherence to the company’s values and its Code of Ethics;

Total Compensation Market Benchmarking and Peer Group

After the consummation of the Merger, the Compensation Committee asked its independent compensation consultant, Deloitte LLP, to conduct market compensation reviews for its named executive officers and directors for the remainder of the 2011 fiscal year and the 2012 fiscal year.

The Compensation Committee approved an updated peer group on May 27, 2011 to be used for future market comparisons in the 2012 fiscal year. The new peer group, listed below, includes 16 banks of similar asset and revenue size, revenue mix and business orientation.

Bar Harbor Bankshares	Legacy Bancorp Inc.

Camden National Corporation	Merchants Bancshares Inc.

Chemung Financial Corporation	New England Bancshares Inc.

Community Bancorp	New Hampshire Thrift Bancshares

Enterprise Bancorp Inc.	Newport Bancorp

First Bancorp	Salisbury Bancorp

Hampden Bancorp Inc.	SBT Bancorp

Hingham Institution for Savings	Union Bankshares

This peer group will be used as one market frame of reference for future compensation comparisons. In addition, Deloitte LLP will provide other relevant market reference points such as broader financial services and general industry compensation survey data covering companies of similar size to augment this peer group data. Given the number of recent executive transitions, as well as the company’s objective to attract and retain the talent necessary to meet its strategic objectives, the company currently relies primarily on the internal judgment of the Compensation Committee for performance and compensation benchmarking using an evaluation of both financial and non-financial goals. These goals include launching and growing to scale two new strategic business initiatives, as well as enhancing the operational capacity of the Bank’s Northeast Community Bank Division. As a result, the Compensation Committee has, and will likely continue to place less emphasis on total compensation benchmarking during this transition period.

Role of Compensation Committee, Outside Advisors and Management in Compensation Decisions

The Compensation Committee, pursuant to its charter, provides management and the Board with guidance on matters of executive and director compensation and related benefits. The Compensation Committee meets in executive sessions when discussing CEO performance and specific actions related to CEO compensation. The Compensation Committee recommends all compensation actions with respect to the company’s CEO, such action subject to the approval of the Board of Directors. The Compensation Committee approves all compensation actions for the company’s other executive officers after reviewing the recommendations of the CEO. The Compensation Committee relies on management and outside advisers for staff work and technical guidance in conducting its affairs. It retains full authority to engage independent third party advisers, including Deloitte LLP, a consulting firm in Boston, Massachusetts, to conduct independent studies and provide objective advice on executive and director compensation. Deloitte LLP’s primary role with the company is as independent adviser to the Compensation Committee on executive compensation matters. In the 2011 fiscal year, Deloitte LLP played a significant advisory role with respect to structuring of compensation for the new Board of Directors and plays an ongoing role in supporting the Compensation Committee in executive compensation matters.

The company also retains Goodwin Procter LLP for legal and advisory services on executive compensation matters, including the drafting of legal plan documents. The company may use other firms from time to time in the normal course of business.

Principles for Setting Compensation Levels

The factors considered by the company in setting executive compensation levels are:

•	Achievement of the company’s long-term strategic objectives;

•	Alignment of management’s interests with those of stockholders;

•	Risk tolerances, and in particular whether compensation programs encourage excessive risk-taking;

•	Retention of its executive team;

•	Cost considerations; and

•	Regulatory constraints and guidelines.

The company believes that the aggregate total compensation as reported in the Summary Compensation Table for its named executive officers is reasonable and fair based on the above factors. Specifically:

•	named executive officer compensation is tied to, and varies with, the overall performance of the company;

•	the equity grants made in the 2011 fiscal year include a significant performance-based equity incentive component; and

•	named executive officer compensation is appropriate in light of the competitive environment for recruiting executive officers, and what competitors pay.

Elements of Executive Compensation

Base Salary

The Compensation Committee intends to review the base salaries of its named executive officers each year with any salary increases taking effect on July 1. Salary increases are generally based on the executive’s performance within specific areas of accountability, external market competitiveness and internal budget considerations.

The salary actions and/or increases in the 2011 fiscal year reflect the following considerations:

•

Base salaries for Mr. Wayne, Ms. Campion and Ms. Bean, shown in the table below, were negotiated with FHB Formation LLC prior to the Merger as part of their overall total compensation packages, and were approved by the Compensation Committee and the Board upon the consummation of the Merger. The Compensation Committee’s review considered the experience and qualifications of the executives, ability to execute the company’s business plan, cost relative to expected near-term and long-term financial results, as well as peer compensation data. The executives’ base salaries remain at the levels established on the Merger date.

•

Mr. Delamater’s base salary increased by 1.9% to $275,137 for the 2011 fiscal year, an action taken by the Compensation Committee prior to the Merger, based on a review of Mr. Delamater’s performance for the 2010 fiscal year and consideration of peer data. Prior to the Merger, the Compensation Committee’s subjective evaluation considered performance against the 2010 operating budget, maintenance of balance sheet integrity, achievement of satisfactory regulatory results and enhancement of shareholder value.

The table below presents actual annualized salaries for the company’s named executive officers in the 2010 and 2011 fiscal years.

ANNUALIZED SALARIES AS OF JUNE 30, 2011

Executive	2010 Actual	2011 Actual	2011 % Increase
Richard Wayne	N/A	$250,000	N/A
James Delamater	$269,946	275,137	1.9%
Claire Bean	N/A	250,000	N/A
Heather Campion	N/A	250,000	N/A

Equity-Based Long-Term Incentives

The Compensation Committee considers long-term equity-based compensation to be an integral part of the company’s compensation program. In the 2011 fiscal year, the equity awards made to the company’s named executive officers in connection with the Merger consisted of a combination of time-vested options and performance-based options, with the exception of Mr. Delamater who received all of his equity value in time-vested restricted stock due to TARP restrictions. Equity awards made to Mr. Wayne, Ms. Campion and Ms. Bean were negotiated with FHB Formation LLC prior to the Merger as part of their overall total compensation packages. These equity awards were approved by the Compensation Committee upon the consummation of the Merger. The Compensation Committee’s evaluation considered the benefit to the company of having a significant portion of the executives’ compensation tied to the long-term financial performance of the company, and thereby to shareholder value. The Compensation Committee’s review also considered the experience and qualifications of the executives, their ability to execute the company’s business plan, the retention value of long-term equity incentives and peer compensation data.

Actual equity grants awarded to the company’s named executive officers in the 2011 fiscal year are set forth in the table below:

Executive	Grant Date	# Options (1)	Grant Date Fair Value	# Stock Awards	Grant Date Fair Value
Richard Wayne	12/29/10	237,616	$746,114	—	—
James Delamater	12/29/10	—	—	13,026	$181,452
Claire Bean	12/29/10	118,808	373,057	—	—
Heather Campion	12/29/10	118,808	373,057	—	—

(1)

For Mr. Wayne, Ms. Campion and Ms. Bean, 118,808, 59,404, and 59,404 options, respectively, vest ratably over a five-year period, and were determined to have a fair value of $3.85 per share on the date of grant. An equal number of options for each are performance-based, and were divided into three tranches, each of which will vest if certain qualitative conditions are satisfied and the stock price exceeds a specified hurdle price for a period of 50 of the previous 75 consecutive trading days. The performance-based options were determined to have a fair value of $2.43 per share on the date of grant. The strike price for all awards is $13.93 per share, based on the average price at which the company’s common stock traded on the date of grant. All have a contractual life of 10 years from the date of grant, and are subject to recoupment if (i) the Board determines that gross negligence, intentional misconduct or fraud by the awardee caused or was a significant contributing factor to a materially adverse restatement of the company’s financial statements and

(ii) the vesting of an award was calculated or contingent upon the achievement of financial or operating results that were affected by the restatement and the vesting would have been less had the financial statements been correct. For additional information, refer to “Outstanding Equity Awards at June 30, 2011” on page 30.
(2)	The time-vested restricted stock awarded to Mr. Delamater vests over five years. Forty percent of the award will vest on December 29, 2012, and the remainder will vest in three equal annual installments commencing on December 29, 2013. This award was determined to have a fair value of $13.93 per share, based on the average price at which the company’s common stock traded on the date of grant.

Non-Equity Incentive Compensation

The company’s practice prior to the Merger was to award cash non-equity compensation based upon achievement of annual performance objectives. The advent of the Merger at mid-year brought a new executive team, a change to the company’s strategic plan and substantial initial investments in new business initiatives. These factors, and the relatively short period of time between the Merger and the fiscal year end, led the Compensation Committee to set aside making non-equity incentive awards under the existing non-equity incentive compensation plan for the 2011 fiscal year. The Compensation Committee intends to develop a new non-equity incentive compensation plan in the 2012 fiscal year, one appropriate to the company’s traditional community banking activities as well as to the new business initiatives recently launched or under development.

Executive Benefits

All named executive officers are eligible for Company-sponsored benefit programs available broadly to Company employees, including healthcare and dental benefits, disability insurance and life insurance. The company also maintains a traditional 401(k) plan pursuant to which the company matches half of an employee’s contribution, up to 6% of the employee’s salary.

Deferred Compensation Agreements

Prior to the Merger, the company had nonqualified deferred compensation agreements with five senior officers. The Merger was deemed a change of control and, under the terms of the agreements, accrued retirement benefits as of November 30, 2010 were distributed and the agreements were terminated upon the consummation of the Merger. The Compensation Committee intends to replace the previous deferred compensation agreements for these five individuals in the 2012 fiscal year. The expected approximate annual cost of these deferred compensation agreements for the 2012 fiscal year is $162,000.

Employment Agreements

Northeast Bancorp. Upon the consummation of the Merger, the company entered into employment agreements with each of Mr. Wayne, Ms. Bean and Ms. Campion. Each of the employment agreements has an initial term of three years. Upon expiration of the initial term, each employment agreement will be renewed for successive terms of one year, unless either party gives written notice not less than 90 days prior to the date of any such anniversary of the election not to extend the term.

Pursuant to the employment agreements, each of the executives is entitled to receive an annual base salary equal to $250,000. The base salary may be increased from time to time in accordance with normal business practices and in the sole discretion of the company. Each of the executives is also eligible to participate in the company’s non-equity incentive compensation plan as determined by the company’s Compensation Committee and in any benefit programs that the company establishes and makes available to its employees. In addition, pursuant to the employment agreements, at the effective time of the Merger, each of the executives received options to purchase the company’s voting common stock (see “Equity-Based Long Term Incentives” above for further details).

The employment agreements contain restrictive covenants, including non-competition and non-solicitation covenants that will survive, for Mr. Wayne, 24 months, and for each of Mses. Bean and Campion, 12 months, following the termination of employment. In connection with the employment agreements, each of the executives entered into a waiver agreement acknowledging and agreeing to the restrictions and limitations on executive compensation applicable to the company pursuant to the TARP and any TARP restrictions that may be applicable to the executives.

The employment agreements describe the payments and benefits to which the executives would be entitled upon termination of their employment under certain circumstances. Specifically, if (i) any such executive’s employment is terminated either by the company without cause or by such executive for good reason or if the company makes an election not to extend the term of any such employment agreement, and (ii) such executive executes a release of claims prepared by the company, the non-competition restrictions in the applicable employment agreement will terminate unless the company (in the sole discretion of the Board) pays such executive an amount equal to the base salary such executive would have received for the duration of the restricted period.

Northeast Bank. On March 30, 2010, the Bank entered into an employment agreement with Mr. Delamater, which became effective upon the consummation of the Merger. Mr. Delamater’s employment agreement has an initial term of one year. Upon expiration of the initial term, his employment agreement will be renewed for successive terms of one year, unless either party gives written notice not less than 90 days prior to the date of any such anniversary of the election not to extend the term.

Pursuant to the employment agreement, Mr. Delamater is entitled to receive an annual base salary equal to $269,946. The base salary may be increased from time to time in accordance with normal business practices and in the sole discretion of the Bank. Mr. Delamater is also eligible to participate in the company’s non-equity incentive compensation plan as determined by the Chief Executive Officer of the Bank and the Compensation Committee of the Bank and in any and all benefit programs that the Bank establishes and makes available to its employees. In addition, pursuant to the employment agreement, at the effective time of the Merger, Mr. Delamater received a grant of restricted stock (see “Equity-Based Long Term Incentives” above for further details).

The employment agreement contains a non-solicitation covenant that will survive for 12 months following the termination of employment. In connection with the employment agreement, Mr. Delamater entered into a waiver agreement acknowledging and agreeing to the restrictions and limitations on executive compensation applicable to the Bank pursuant to the United States Department of Treasury’s TARP and any TARP restrictions that may be applicable to him.

The employment agreement describes the payments and benefits to which Mr. Delamater would be entitled upon termination of his employment under certain circumstances. Specifically, if (i) Mr. Delamater’s employment is terminated either by the Bank without cause or by him for good reason or if the Bank makes an election not to extend the term of his employment agreement and (ii) Mr. Delamater executes a release of claims prepared by the Bank, he will be entitled to receive an amount equal to the remaining salary he would have received if he had been employed through the end of the term of the employment agreement, plus an additional amount equal to the salary he would have received for the one-year period following the expiration of the term.

Change in Control

In the event of a change in control, the equity award documents for each of the named executive officers provide that all time-vested options (in the case of Mr. Wayne and Mses. Bean and Campion) and time-vested restricted stock (in the case of Mr. Delamater) would immediately vest in full. The performance-based options held by Mr. Wayne and Mses. Bean and Campion would vest to the extent the per share sale price in such change in control exceeded the applicable hurdle price.

Tax, Regulatory and Accounting Implications

The company believes it is in compliance with respect to all tax, regulatory and accounting standards. Furthermore, the Compensation Committee will continue to review each element of compensation and take the appropriate steps to ensure tax deductibility to the extent permitted under applicable law (including the EESA and the ARRA) and to the extent this can be accomplished without sacrificing flexibility and other important objectives of the overall compensation program for its executives. As noted above, under TARP, the company is prohibited from deducting compensation to named executive officers to the extent compensation exceeds $500,000 while the Treasury has an interest in the company, even if such compensation would qualify as “performance based.” Therefore, a portion of base salary, annual incentive bonus and long-term equity incentive paid or awarded to its named executive officers during a year that the company is subject to TARP may not be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the company’s Proxy Statement.

The Compensation Committee certifies that:

•

It has reviewed with the company’s senior risk officer, the senior executive officer compensation plans and as disclosed in “TARP-Related Actions—Risk Review and Analysis” has made all reasonable efforts to ensure that these plans do not encourage named executive officers to take unnecessary risks that threaten the value of the company;

•	It has reviewed with the company’s senior risk officer, the employee compensation plans and has made all reasonable efforts to limit any unnecessary risk these plans pose to the company; and

•

It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage manipulation of reported earnings of the company to enhance the compensation of any employee.

Submitted by the Compensation Committee of the Board:

Peter W. McClean, Chair

Cheryl Lynn Dorsey

David A. Tanner

Adam J. Shapiro

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by the company’s named executive officers:

Name and Principal Position	Year	Salary	Stock Awards Grant Date Fair Value (1)	Option Awards Grant Date Fair Value (1)	Non- Qualified Deferred Compen- sation (2)	All Other Compen- sation (3)	Total
Richard Wayne	2011	$122,115	—	$746,114	—	$4,308	$872,537
CEO & President

James Delamater	2011	$275,137	$181,452	—	$143,149	$12,832	$612,570
CEO, Community Banking Division	2010	$269,946			$47,304	$12,259	$329,509

Claire S. Bean	2011	$122,115	—	$373,057	—	$4,308	$499,480
Chief Financial Officer & Chief Operating Officer

Heather Campion	2011	$122,115	—	$373,057	—	$4,008	$499,180
Chief Administrative Officer

(1)	The amounts in these columns reflect the grant date fair value of the equity awards in accordance with ASC Topic 718 granted under the Company’s 2010 Stock Option and Incentive Plan. Information about the assumptions used to value these awards can be found in Part II. Item 8. “Financial Statements and Supplementary Data—Note 15: Employee Benefits” of the Company’s 2011 Annual Report on Form 10-K.
(2)	The amount shown for Mr. Delamater for 2011 results from the Merger, which was deemed a change in control under his non-qualified deferred compensation agreement. In accordance with the terms of the agreement, the accrued retirement benefit as of November 30, 2010 was distributed and the agreement was terminated on the merger date.
(3)	These amounts include payments as follows:

(i)	Term life insurance premiums for 2011: $645 for Mr. Wayne; $345 for Ms. Campion; $645 for Ms. Bean; $1,052 for Mr. Delamater. For 2010: $1,032 for Mr. Delamater.

(ii)	Matching 401k contributions for 2010: $3,663 for each of Mr. Wayne, Ms. Campion and Ms. Bean; $8,254 for Mr. Delamater. For 2010: $6,769 for Mr. Delamater.

(iii)	Automobile reimbursement allowance for 2011: $1,997 for Mr. Delamater. For 2010: $2,973 for Mr. Delamater.

(iv)	Employer contribution to a Health Savings Account for 2011: $1,529 for Mr. Delamater. For 2010: $1,485 for Mr. Delamater.

Outstanding Equity Awards at June 30, 2011

The following table shows the outstanding equity awards held by the company’s named executive officers as of June 30, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercis- able (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (3)	Market Value of Shares or Units of Stock that Have not Vested (4)
Richard Wayne	—	118,808	—	$13.93	12/29/20	—	—
	—	—	118,808	$13.93	12/29/20	—	—
James Delamater	—	—	—	—	—	13,026	$179,108
Claire Bean	—	59,404	—	$13.93	12/29/20	—	—
	—	—	59,404	$13.93	12/29/20	—	—
Heather Campion	—	59,404	—	$13.93	12/29/20	—	—
	—	—	59,404	$13.93	12/29/20	—	—

(1)	For Mr. Wayne, Ms. Campion and Ms. Bean, 118,808, 59,404, and 59,404 options, respectively, vest in five equal annual installments, commencing on December 29, 2011.
(2)	For Mr. Wayne, Ms. Campion and Ms. Bean, 118,808, 59,404 and 59,404 options, respectively, are performance-based, and were divided into three equal tranches, each of which will vest if certain qualitative conditions are satisfied and the stock price exceeds a specified hurdle price for a period of 50 of the previous 75 consecutive trading days. The applicable hurdle price will vary depending on the number of years that have elapsed since the merger, as set forth below:

	Time Period	Hurdle Price
Tranche A	Commencing December 29, 2010 through December 28, 2015	$27.86
	Commencing December 29, 2015 through December 28, 2016	$31.34
	Commencing December 29, 2016 through December 28, 2017	$34.83
Tranche B	Commencing December 29, 2015 through December 28, 2016	$31.34
	Commencing December 29, 2016 through December 28, 2017	$34.83
Tranche C	Commencing December 29, 2016 through December 28, 2017	$34.83

In the event any portion of the Performance-Based Equity has not vested by the seventh anniversary of the merger, that portion of the Performance-Based Equity will terminate.

(3)	The time-vested restricted stock awarded to Mr. Delamater vests over five years. Forty percent of the award will vest on December 29, 2012, and the remainder will vest in three equal annual installments commencing on December 29, 2013.
(4)	Market value is based on the closing price of the Company’s common stock on June 30, 2011 of $13.75.

COMPENSATION OF DIRECTORS

Directors of the company also are directors of the Bank. For the first six months of the 2011 fiscal year, each director received a combined retainer from the company and the Bank in the amount of $2,000, and the retainer for the chairman and vice chairman was $4,900 and $3,050, respectively. In addition, each director received $600 for each meeting of the Board of Directors of the company or the Bank that they attended, and an additional $300 for each committee meeting that they attended.

After the consummation of the Merger, the new board members were compensated at $10,000 per quarter and an additional $1,250 for each committee chair. The chairman receives an additional $5,000 per quarter. Management directors do not receive compensation for services rendered as directors.

Additionally, upon the consummation of the Merger, the Compensation Committee approved an award of 21,601 time-vested stock options to Mr. Glauber, with an exercise price of $13.93, the average price at which the company’s stock traded on the date of grant. These options vest in three equal annual installments, commencing on December 29, 2011, and have a final expiration date of December 29, 2020.

Upon the consummation of the Merger, the Compensation Committee also approved an award to Mr. Botein of (i) 40,502 stock appreciation rights (the “Time-Based Stock Appreciation Rights”) and (ii) 40,503 stock appreciation rights (the “Performance-Based Stock Appreciation Rights”), in each case with an exercise price of $13.93. Following the amendment of the company’s articles of incorporation on March 21, 2011, the Compensation Committee voted to accelerate the exercisability of the Time-Based Stock Appreciation Rights. The Time-Based Stock Appreciation Rights became immediately exercisable and were exercised by Mr. Botein on March 24, 2011. In addition, the company entered into a certain Amended and Restated Performance-Based Stock Appreciation Rights Agreement, pursuant to which the Performance-Based Stock Appreciation Rights will become automatically exercisable (and shall be exercised) for $0.59 per share (the difference between $14.52 (the fair market value of the stock on March 24, 2011) and $13.93) in the event that relevant performance thresholds are satisfied. In connection with the exercise of the Time-Based Stock Appreciation Rights and execution of the Amended and Restated Performance-Based Stock Appreciation Rights Agreement, on March 24, 2011, the Compensation Committee approved an award to Mr. Botein of (i) an option to purchase 40,502 shares of non-voting common stock, which will become exercisable in five equal annual installments commencing on December 29, 2011 and (ii) an option to purchase 40,503 shares of non-voting common stock, which will become exercisable upon meeting certain performance criteria, in each case with an exercise price equal to $14.52. Mr. Botein, a managing director of BlackRock, Inc., has assigned his pecuniary interest in these awards to R3 FHB Master, L.P., an indirect subsidiary of BlackRock, Inc, which is entitled to any proceeds or shares received upon exercise of these awards.

The following table sets forth a summary of the compensation earned by or paid to our non-employee directors for the 2011 fiscal year:

Name	Fees Earned or Paid in Cash	Option Awards Grant Date Fair Value (1)	Total
Robert Glauber (2)	$32,500	$83,164	$115,664
Matthew Botein (3)	$20,000	$311,059	$331,059
Cheryl Dorsey	$20,000	—	$20,000
Peter McClean	$25,000	—	$25,000
John Orestis	$27,000	—	$27,000
Adam Shapiro	$20,000	—	$20,000
David Tanner	$20,000	—	$20,000
Judith Wallingford	$30,650	—	$30,650
Conrad Ayotte	$6,100	—	$6,100
James Day	$6,400	—	$6,400
John Rosmarin	$7,825	—	$7,825
John Schiavi	$6,700	—	$6,700
Philip Jackson	$7,300	—	$7,300
Ronald Goguen	$7,000	—	$7,000
Stephen Wight	$5,200	—	$5,200

(1)	The amounts in this column reflect the grant date fair value of the stock appreciation rights and option awards in accordance with ASC Topic 718 granted under the company’s 2010 Stock Option and Incentive Plan. Information about the assumptions used to value these awards can be found in Part II. Item 8. “Financial Statements and Supplementary Data—Note 15: Employee Benefits” of the company’s Annual Report on Form 10-K for the 2011 fiscal year.
(2)	As of June 30, 2011, Mr. Glauber held an option to purchase 21,601 shares of voting common stock.
(3)	As of June 30, 2011, Mr. Botein held options to purchase 81,005 shares of non-voting common stock and 40,503 stock appreciation rights. Mr. Botein, a managing director of BlackRock, Inc., has assigned his pecuniary interest in these awards to R3 FHB Master, L.P., an indirect subsidiary of BlackRock, Inc, which is entitled to any proceeds or shares received upon exercise thereof. Therefore, Mr. Botein disclaims any beneficial interest in these awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Messrs. McClean, Shapiro and Tanner, and Ms. Dorsey. In addition, Stephen Wight, Judith Wallingford, Conrad Ayotte, and James Day served on our Compensation Committee during the fiscal year ended June 30, 2011. None of these persons has served as an officer or employee of the company. None of these persons had any relationships with the company requiring disclosure under applicable rules and regulations of the SEC.

PROPOSAL 2: ADVISORY, NON-BINDING VOTE ON NAMED EXECUTIVE OFFICER

COMPENSATION

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (the “ARRA”) into law. The ARRA contains a requirement that participants in TARP, such as Northeast, permit an advisory, non-binding shareholder vote to approve executive compensation. This proposal is commonly known as a “say-on-pay” proposal, and gives shareholders the opportunity to endorse the company’s compensation of executive officers. The Board of Directors is submitting for Voting Shareholder approval, on an advisory basis, the compensation paid to our named executive officers as described in this proxy statement.

The resolution that is the subject of this proposal is a non-binding advisory resolution and will not have any binding legal effect regardless of whether or not it is approved, and may not be construed as overruling a decision by the company or the Board or creating or implying any change to the fiduciary duties of the Board. However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of the company’s named executive officers.

Northeast believes that its compensation programs and policies are designed to attract, motivate and retain executive talent, and are aligned with the long-term interests of its shareholders. In June 2011, in accordance with the TARP executive compensation requirements, the Compensation Committee completed a review of Northeast’s executive incentive plans with the company’s Chief Risk Officer to ensure that incentive arrangements do not encourage its senior executive officers to take unnecessary and excessive risks that threaten the value of the company. For details on this review, please see the section titled “TARP-Related Actions—Risk Review and Analysis.”

For these reasons, the Board of Directors recommends that Voting Shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation of Northeast’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, be approved.”

Vote Required

The affirmative vote of a majority of the votes cast by the holders shares of voting common stock present in person represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of this proposal. Since only votes that are cast in favor of or in opposition to the proposal are taken into account, neither abstentions nor broker non-votes will have any effect on the outcome.

Recommendation

The Board of Directors unanimously recommends a vote FOR this proposal. Properly authorized proxies solicited by the Board will be voted FOR this proposal unless instructions to the contrary are given.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected and appointed Shatswell, MacLeod & Company, P.C. as our independent registered public accounting firm to audit our consolidated financial statements for the year ending June 30, 2011. Shatswell, MacLeod & Company, P.C. has audited our consolidated financial statements since the fiscal year ended June 30, 2007. Although ratification by Voting Shareholders is not required by law or by our By-laws, the Audit Committee believes that submission of its selection to Voting Shareholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Northeast. If our Voting Shareholders do not ratify the appointment of Shatswell, MacLeod & Company, P.C., the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of Shatswell, MacLeod & Company, P.C. will attend the annual meeting of shareholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees

Aggregate fees for professional services rendered by Shatswell, MacLeod & Company, P.C. for the years ended June 30, 2011 and 2010 were as follows:

	June 30, 2011	June 30, 2010
Audit Fees (1)	$145,621	$107,082
Audit-Related Fees (2)	8,749	8,749
Tax Fees (3)	12,394	12,417
All Other Fees (4)	39,636	49,000

Total	$206,400	$177,248

(1)	Includes fees for the financial statement audit of the company, the audit of internal control over financial reporting, quarterly reviews and regulatory audits in accordance with requirements of HUD.
(2)	Consists of fees related to the audits of employee benefit plans in fiscal 2011 and 2010.
(3)	Consists of tax return preparation and tax-related compliance and services in fiscal 2011 and 2010.
(4)	Fees related to the merger with FHB Formation, LLC.

Auditor Fees Policy

The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by Shatswell, MacLeod & Company, P.C., our independent registered public accounting firm. The policy requires that all services provided by Shatswell, MacLeod & Company, P.C. to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee; provided, however, the pre-approval requirement is waived with respect to the provision of non-audit services for the company if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The Audit Committee approved all audit and non-audit services provided to us by Shatswell, MacLeod & Company, P.C. during the 2011 and 2010 fiscal years.

Vote Required

The affirmative vote of a majority of shares of voting common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of the appointment of Shatswell, MacLeod & Company, P.C. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

The Board of Directors unanimously recommends a vote FOR this proposal. Properly authorized proxies solicited by the Board will be voted FOR this proposal unless instructions to the contrary are given.

AUDIT COMMITTEE REPORT

The members of the Audit Committee of the Board of Directors of Northeast submit this report in connection with the committee’s review of the financial reports for the fiscal year ended June 30, 2011 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Northeast Bancorp for the fiscal year ended June 30, 2011.

2.	The Audit Committee has discussed with representatives of Shatswell, MacLeod & Company, P.C. the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 for filing with the SEC.

The Audit Committee operates pursuant to a charter that was approved by our Board of Directors. A copy of the Audit Committee Charter is available on our website at www.northeastbank.com/investor-relations.

Submitted by the Audit Committee:

Judith E. Wallingford, Chair

Peter W. McClean

Adam J. Shapiro

David A. Tanner

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The company’s Code of Ethics provides guidance on transactions with related persons. Any transaction with a related person must be reviewed and approved by the full Board and determined to be “arms length”.

John C. Orestis, who is a member of our board of directors, and his affiliates have nine loans for approximately $1.9 million with the Bank. All of the loans were current as of June 30, 2011. All loans were made in the ordinary course of business under normal credit terms, including interest rates and collateral requirements prevailing at the time of origination for comparable transactions with other persons, and do not represent more than normal credit risk.

OTHER MATTERS

Expenses of Solicitation

The cost of solicitation of proxies will be borne by Northeast. In an effort to have as large a representation at the annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of Northeast. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock.

Shareholder Proposals for 2012 Annual Meeting

Shareholder proposals intended to be presented at the next annual meeting of shareholders must be received by the company on or before June 26, 2012 in order to be considered for inclusion in our proxy statement and form of proxy for that meeting. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in Northeast’s proxy statement and form of proxy. Any such proposals should be mailed to: Clerk, Northeast Bancorp, 500 Canal Street, Lewiston, Maine 04240.

A shareholder of record who wishes to present a proposal at the next annual meeting, other than a proposal to be considered for inclusion in Northeast’s proxy statement described above, must provide written notice of such proposal and appropriate supporting documentation, as set forth in Northeast’s bylaws, to Northeast at its principal executive office no earlier than July 21, 2012 nor later than August 20, 2012; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the first anniversary of the date of the preceding year’s annual meeting (the “Anniversary Date”) or more than 60 days after the Anniversary Date, timely notice by the shareholder must be delivered not earlier than the close of business on the later of (a) the 90th day prior to the scheduled date of such annual meeting or (b) the 10th day following the first date on which the date of such annual meeting is publicly disclosed. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority. Any such proposal should be mailed to: Clerk, Northeast Bancorp, 500 Canal Street, Lewiston, Maine 04240.

As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the annual meeting other than as described in this proxy statement. If any other matters properly come before the annual meeting, or any adjournments or postponements of that meeting, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of our management.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

NORTHEAST BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 18, 2011

The undersigned holder of shares of voting common stock of Northeast Bancorp (“Northeast”), a Maine corporation, does hereby appoint Richard Wayne and Claire Bean and each of them, as due and lawful attorneys-in-fact (each of whom shall have full power of substitution), to represent and vote as designated below all of the shares of Northeast’s voting common stock that the undersigned held of record as of the close of business on October 17, 2011, at the annual meeting of shareholders of Northeast Bancorp (the “Annual Meeting”) to be held at Goodwin Procter LLP located at Exchange Place, 53 State Street, Boston, Massachusetts 02109 on Friday, November 18, 2011 at 10 a.m., local time, or any adjournment or postponement thereof, on the following matters, and on such other business as may properly come before the Annual Meeting. The undersigned hereby acknowledges receipt of the Proxy Statement and the Annual Report to Shareholders and revokes any proxy heretofore given with respect to the Annual Meeting. The Board of Directors recommends a vote FOR proposals 1, 2 and 3 below:

1. To elect the three nominees named in the Proxy Statement, each to serve for a three-year term and until their respective successors are duly elected and qualified:

	For	Withhold

Robert R. Glauber	☐	☐

Adam J. Shapiro	☐	☐

Richard Wayne	☐	☐

2. To approve the advisory (non-binding) proposal to approve the named executive officer compensation.

☐ For	☐ Against	☐ Abstain

3. To ratify the appointment of Shatswell, MacLeod & Company, P.C. as Northeast’s independent registered public accounting firm for the fiscal year ending June 30, 2012.

☐ For	☐ Against	☐ Abstain

4. In the discretion of the proxies, to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

(Please Sign and Date on Reverse Side)

(Continued from other side)

PLEASE SIGN AND RETURN PROMPTLY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BY OR AT THE DIRECTION OF THE BOARD OF DIRECTORS BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

PLEASE ENTER THE NUMBER OF SHARES OF VOTING COMMON STOCK OF NORTHEAST THAT YOU OWN:

(Please sign, date, and return this proxy form exactly as your name or names appear below whether or not you plan to attend the Annual Meeting.)

☐  I plan to attend the Annual Meeting.

☐  I do not plan to attend the Annual Meeting.

Date , 2011

Signature(s):

Title or Authority (if applicable)

Please sign your name here exactly as it appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer or other similar capacity, so indicate. If the owner is a corporation, an authorized officer should sign for the corporation and state his or her title. If shares are held in more than one capacity, this Proxy shall be deemed valid for all shares held in all capacities.

PROXY MATERIALS ARE AVAILABLE ON-LINE AT: http://cfpproxy.com/6899.